UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

     CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
April 11, 2005

INGRAM MICRO INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or organization)	1-12203 (Commission File Number)	62-1644402 (I.R.S. Employer Identification No.)

1600 E. St. Andrew Place Santa Ana, CA 92799-5125 (Address, including zip code of Registrant’s principal executive offices) Registrant’s telephone number, including area code: (714) 566-1000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated With Exit or Disposal Activities.

On April 11, 2005, Ingram Micro Inc. (the “Company”) announced that as part of an outsourcing and optimization plan it will move transaction-oriented services and support functions to a global business process outsource provider. This includes selected North America positions in finance and shared services, customer service, vendor management and certain U.S. positions in technical support and inside sales (excluding field sales and management positions). The Company will also restructure and consolidate other job functions within the North American region. It is expected that approximately 550 associates will be affected by these actions. These actions are anticipated to be substantially completed by the end of 2005.

The total costs of the actions are estimated at approximately $26 million, of which approximately $5.5 million were incurred in the first quarter of 2005 with the remainder to be recorded through the fourth quarter of 2005. The total costs are estimated to consist substantially of cash expenditures primarily for severance and employment termination expenses, consulting, retention, relocation and other transition expenses, of which approximately $9 million is estimated to be associated with severance and employment termination expenses. Although we believe our estimates are appropriate and reasonable based upon available information, actual results could differ from these estimates.

Additional information about the Company’s outsourcing and optimization plan may be obtained by reference to the Form 8-K filed on April 11, 2005 (the “April 11th Form 8-K”). As this Form 8-K contains certain forward-looking statements, the “Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995” from the April 11th Form 8-K is hereby incorporated by reference.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGRAM MICRO INC.

	By:	/s/ Larry C. Boyd

	Name:	Larry C. Boyd
	Title:	Senior Vice President, Secretary and General Counsel
Date: April 14, 2005

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